Exhibit 4.2

WARRANT AGENT AGREEMENT

Progen Pharmaceuticals Limited, an Australia corporation (the “Company”), Computershare, Inc., a Delaware corporation, and its fully owned subsidiary Computershare Trust Company, N.A. a federally chartered trust company, having its principal office at 250 Royall Street, Canton, MA 02021 (collectively “Warrant Agent” or individually “Computershare” and the “Trust Company,” respectively),  agree as follows:

1.             Warrants.  Each Warrant (a “Warrant”) will entitle the registered holder of a Warrant (“Warrant Holder”) to purchase from the Company one share of Company ordinary shares, no par value per share (each a “Share”) for every two Shares acquired in the rights offering, at the US dollar equivalent of AUD$8.40 per Share at the average interbank exchange rate in effect on the date of exercise (“Exercise Price”).  A Warrant Holder may exercise all or any number of Warrants resulting in the purchase of a whole number of Shares; provided, however, that the Warrants must be exercised in parcels of not less than 500 Warrants, unless the Warrant Holder’s entire holding of Warrants is less than 500, in which case it may exercise its entire holding.

2.             Exercise Period.  The Warrant may be exercised at any time during the period (the “Exercise Period”) ending at 5 p.m. New York City time on May 28, 2010 (“Expiration Date”) as set forth in the Warrant.  After the Expiration Date, any unexercised Warrants will be void and all rights of Warrant Holders shall cease.

3.             Execution of Warrant.  The Warrant shall be in registered form only and shall be substantially in the form set forth in Exhibit A attached to this Agreement (“Warrant Certificate”).  Warrant Certificates shall be signed by, or shall bear the facsimile signature of, the Chairman or another officer of the Company and the Company Secretary of the Company.  If any person, whose facsimile signature has been placed upon any Warrant or the signature of an officer of the Company, shall have ceased to be such officer before such Warrant is countersigned, issued an delivered, such Warrant shall be countersigned, issued and delivered with the same effect as if such person had not ceased to be such officer.  Any Warrant may be signed by, or made to bear the facsimile signature of, any person who at the actual date of the preparation of such Warrant shall be a proper officer of the Company to sign such Warrant even though such person was not such an officer upon the date of the Agreement.

4.             Countersigning.  Warrants shall be manually countersigned by the Warrant Agent and shall not be valid for any purpose unless so countersigned.  The Warrant Agent hereby is authorized to countersign and deliver to, or in accordance with the instructions of, any Warrant Holder any Warrant which is properly issued.

5.             Registration of Transfer and Exchanges.  The Warrant Agent shall from time to time register the transfer of any outstanding Warrant upon records maintained by the Warrant Agent for such purpose upon surrender of such Warrant to the Warrant Agent for transfer, accompanied by appropriate instruments of transfer in form satisfactory to the Company and the Warrant Agent and duly executed by the Warrant Holder or a duly authorized attorney.  Upon any such registration of transfer, a new Warrant shall be issued in the name of and to the transferee and the surrendered Warrant shall be cancelled.

6.                                       Exercise of Warrants.

(a)           Subject to the terms of the Warrant, any Warrant may be exercised upon any one or more occasions during the exercise period.  A Warrant shall be exercised by the Warrant Holder by surrendering to the Warrant Agent the Warrant with the exercise form on the reverse of such Warrant duly completed and executed and delivering to the Warrant Agent, by good check or bank draft payable to the order of the Warrant Agent, the Exercise Price for each Share to be purchased in United States Dollars.

(b)           Upon receipt of a Warrant with the exercise form thereon duly executed together with payment in full of the Exercise Price for the Shares for which Warrants are then being exercised, the Warrant Agent shall requisition from any transfer agent for the Shares, and upon receipt shall make delivery of, a Statement of Holding evidencing the total number of whole Shares for which Warrants are then being exercised in such names and denominations as are required for delivery to, or in accordance with the instructions of, the Warrant Holder.  Such Statements of Holding for the Shares shall be deemed to be issued, and the person whom such Shares are issued of record shall be deemed to have become a holder of record of such Shares, as of the date of the surrender of such Warrant and payment of the Exercise Price, whichever shall last occur, provided that if the transfer books of the Company with respect to the Shares, shall be closed, the Statement of Holdings for the Shares issuable upon exercise of the Warrant shall be issued as of the date on which such books shall next be open, and the person to whom such Shares are issued of record shall be deemed to have become a record holder of such Shares as of the date on which such books shall next be open (whether before, on or after the Expiration Date) and until such date the Warrant Agent shall be under no duty to deliver any certificate for such Shares.

(c)           If less than all a Warrant Holder’s Warrant is exercised upon a single occasion, a new Warrant for the balance of the Warrant not so exercised shall be issued and delivered to, or in accordance with, transfer instructions properly given by the Warrant Holder until the Expiration Date.

(d)           All Warrants surrendered upon exercise shall be cancelled.

(e)           Upon the exercise, of any Warrant, the Warrant Agent shall promptly deposit the payment into an escrow account established by mutual agreement of the Company and the Warrant Agent at a federally insured commercial bank.  All funds deposited in the escrow account will be disbursed daily to the Company once they have been determined by the Warrant Agent to be collected funds.  Once the funds are determined to be collected, the Warrant Agent shall cause the Statements of Holdings representing the exercised Warrants to be issued.

(f)            Expenses incurred by the Warrant Agent will be paid by the Company.  These expenses, including delivery of Statements of Holdings to the shareholder, will be deducted from the Exercise Price submitted by a Warrant Holder prior to the distribution of funds to the Company.  A detailed accounting statement relating to the number of Warrants exercised, names and registered Warrant Holder(s) and the net amount of exercised funds remitted will be given to the Company with the payment of each exercise amount.

7.             Taxes.  The Company will pay all taxes attributable to the initial issuance of shares upon exercise of Warrants, if any.  The Company shall not, however, be required to pay any tax which may be payable in respect to any transfer involved in any issue of Warrants or in the issue of any Statements of Holdings in the name other than that of the Warrant Holder upon the exercise of any Warrant.

8.             Mutilated or Missing Warrant Certificates.  On receipt by the Company and the Warrant Agent of evidence satisfactory as to the ownership of and the loss, theft, destruction or mutilation of any Warrant, the Company shall execute and the Warrant Agent shall countersign and deliver in lieu thereof, a new Warrant.  In the case of loss, theft or destruction of any Warrant, the Registered Owner requesting issuance of a new Warrant shall be required to secure an indemnity bond from an approved surety bonding company.  In the event a Warrant is mutilated, such Warrant shall be surrendered and canceled by the Warrant Agent prior to delivery of a new Warrant.  Applicants for a substitute Warrant shall also comply with such other regulations and pay such other reasonable charges as the Warrant Agent may prescribe.

9.             Reservation of Shares.  For the purpose of enabling the Company to satisfy all obligations to issue Shares upon exercise of Warrants, the Company will at all times reserve and keep available free from preemptive rights, out of the aggregate of its authorized but unissued shares, the full number of Shares which may be issued upon the exercise of the Warrants and will upon issue be fully paid and nonassessable by the Company and free from all taxes, liens, charges and security interests with respect to the issue thereof.

10.           Governmental Restrictions.  If any Shares issuable upon the exercise of Warrants require registration or approval of any governmental authority, the Company will endeavor to secure such registration or approval; provided that in no event shall such Shares be issued, and the Company shall have the authority to suspend the exercise of all Warrants, until such registration or approval shall have been obtained; but all Warrants, the exercise of which is requested during any such suspension, shall be exercisable at the Exercise Price.  If any such period of suspension continues past the Expiration Date, all Warrants, the exercise of which have been requested on or prior to the Expiration Date, shall be exercisable upon the removal of such suspension until the close of business on the business day immediately following the expiration of such suspension.

11.           Adjustments.  If prior to the exercise of any Warrants, the Company shall have effected one or more stock split-ups, stock dividends or other increases or reductions of the number of shares of its ordinary shares outstanding without receiving compensation therefor in money, services or property, the number of shares of common stock subject to the Warrant granted shall (i) if a net increase shall have been effected in the number of outstanding shares of the Company’s common stock, be proportionately increased, and the cash consideration payable per share shall be proportionately reduced, and, (ii) if a net reduction shall have been effected in the number of outstanding shares of the Company’s common stock, be proportionately reduced and the cash consideration payable per share be proportionately increased.

12.           Notice to Warrant Holders.  (a) Upon any adjustment as described in Section 11, the Company within 20 days thereafter shall (i) cause to be filed with the Warrant Agent a certificate signed by a Company officer setting forth the details of such adjustment, the method of calculation and the facts upon which such calculation is based, which certificate shall be conclusive evidence of the correctness of the matters set forth therein, (ii) cause written notice of such adjustments to be given to each Warrant Holder as of the record date applicable to such adjustment.  Also, if the Company proposes to enter into any reorganization, reclassification, sale of substantially all of its assets, consolidation, merger, dissolution, liquidation or winding up, the Company shall give notice of such fact at least 20 days prior to such action to all Warrant Holders which notice shall set forth such facts as indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Exercise Price and the kind and amount of the shares or other securities and property deliverable upon exercise of the Warrants.  Without limiting the obligation of the Company hereunder to provide notice to each Warrant Holder, failure of the Company to give notice shall not invalidate any corporate action taken by the Company.

(b)  Warrant holders will not be entitled to participate in new issues of shares to shareholders (including bonus issues (as such term is used in Australia) and other pro rata issues).  The Company will, however, ensure that for the purposes of determining entitles to any such issue, holders of warrants will be notified of the proposed issue at least 7 business days before the record of any proposed issue.  This may give warrant holders the opportunity to exercise the warrants prior to the date for determining entitlements to participate in any such issue.

13.           No Fractional Warrants or Shares.  The Company shall not be required to issue fractions of Shares issuable upon exercise of the Warrants or upon the reissue of Warrants, any adjustments as described in Section 11 or otherwise; but the Company in lieu of issuing any such fractional interest, shall round down to the nearest full Share issuable upon exercise of the Warrant.  If the total Warrants surrendered by exercise would result in the issuance of a fractional share, the Company shall not be required to issue a fractional share but rather the aggregate number of shares issuable will be rounded down to the nearest full share.

14.           Rights of Warrant Holders.  No Warrant Holder, as such, shall have any rights of a shareholder of the Company, either at law or equity, and the rights of the Warrant Holders, as such, are limited to those rights expressly provided in the Warrant.  The Company and the Warrant Agent may treat the registered Warrant Holder in respect of any Warrant as the absolute owner thereof for all purposes notwithstanding any notice to the contrary.

15.           Warrant Agent.  The Company hereby appoints the Warrant Agent to act as the agent of the Company and the Warrant Agent hereby accepts such appointment upon the following terms and conditions by all of which the Company and every Warrant Holder, by acceptance of his Warrants, shall be bound:

(a)           Statements contained in this Agreement and in the Warrant shall be taken as statements of the Company.  The Warrant Agent assumes no responsibility for the correctness of any of the same except such as describes the Warrant Agent or for action taken or to be taken by the Warrant Agent.

(b)           The Warrant Agent shall not be responsible for any failure of the Company to comply with any of the Company’s covenants contained in this Agreement or in the Warrant.

(c)           The Warrant Agent may consult at any time with counsel satisfactory to it (who may be counsel for the Company) and the Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder in respect of any action taken, suffered or omitted by it hereunder in good faith and in accordance with the opinion or the advice of such counsel, provided the Warrant Agent shall have exercised reasonable care in the selection and continued employment of such counsel.

(d)           The Warrant Agent shall incur no liability or responsibility to the Company or to any Warrant Holder for any action taken in reliance upon any notice, resolution, waiver, consent, order, certificate or other paper, document or instrument believed by it to be genuine and to have been signed, sent or presented by the proper party or parties.

(e)           The Company agrees to pay to the Warrant Agent reasonable compensation for all services rendered by the Warrant Agent in the execution of this Agreement, to reimburse the Warrant Agent for all expenses, taxes and governmental charges and all other charges of any kind or nature incurred by the Warrant Agent in the execution of this Agreement and to indemnify the Warrant Agent and save it harmless against any and all liabilities, including judgments, costs and counsel fees, for this Agreement except as a result of the Warrant Agent’s gross negligence or bad faith or willful misconduct.

(f)            The Warrant Agent shall be under no obligation to institute any action, suit or legal proceeding or to take any other action likely to involve expense unless the Company or one or more Warrant Holders shall furnish the Warrant Agent with reasonable security and indemnity for any costs and expenses which may be incurred in connection with such action, suit or legal proceeding, but this provision shall not affect the power of the Warrant Agent to take such action as the Warrant Agent may consider proper, whether with or without any such security or indemnity.  All rights of action under this Agreement or under any of the Warrants may be enforced by the Warrant Agent without the possession of any of the Warrants or the production thereof at any trial or other proceeding relative thereto, and any such action, suit or proceeding instituted by the Warrant Agent shall be brought in its name as Warrant Agent, and any recovery of judgment shall be for the ratable benefit of the Warrant Holders as their respective rights or interest may appear.

(g)           The Warrant Agent and any shareholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrants or other securities of the Company or become pecuniary interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement.  Nothing herein shall preclude the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.

(h)           The Warrant Agent’s fees are specified on Exhibit B hereto.

16.           Successor Warrant Agent.  Any corporation into which the Warrant Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Warrant Agent shall be a party, or any corporation succeeding to the corporate trust business of the Warrant Agent, shall be the successor to the Warrant Agent hereunder with the same powers, rights, responsibilities and obligations of the Warrant Agent without the execution or filing of any paper or any further act of a party or the parties hereto.  In any such event or if the name of the Warrant Agent is changed, the Warrant Agent or such successor may adopt the countersignature of the original Warrant Agent and may countersign such Warrants either in the name of the predecessor Warrant Agent or in the name of the successor Warrant Agent.

17.           Change of Warrant Agent.  The Warrant Agent may resign or be discharged by the Company from its duties under this Agreement by the Warrant Agent or the Company, as the case may be, giving notice in writing to the other, and by giving a date when such resignation or discharge shall take effect, which notice shall be sent at least 30 days prior to the date so specified.  If the Warrant Agent shall resign, be discharged or shall otherwise become incapable of acting, the Company shall appoint a successor to the Warrant Agent.  If the Company shall fail to make such appointment within a period of 30 days after it has been notified in writing of such resignation or incapacity by the resigning or incapacitated Warrant Agent or by any Warrant Holder or after discharging the Warrant Agent, then any Warrant Holder may apply to the District Court for Denver County, Colorado, for the appointment of a successor to the Warrant Agent.  Pending appointment of a successor to the Warrant Agent, either by the Company or such Court, the duties of the Warrant Agent shall be carried out by the Company.  Any successor Warrant Agent, whether appointed by the Company or by such Court, shall be a bank or a trust company, in good standing, organized under the laws of the State of Colorado or of the United States of America, having its principal office in the United States and having at the time of its appointment as Warrant Agent, a combined capital and surplus of at least 100 million dollars.  After appointment, the successor Warrant Agent shall be vested with the same powers, rights, duties and responsibilities as if it had been originally named as Warrant Agent without further act or deed and the former Warrant Agent shall deliver and transfer to the successor Warrant Agent any property at the time held by it there under, and execute and deliver any further assurance, conveyance, act or deed necessary for effecting the delivery or transfer.  Failure to give any notice provided for in the section, however, or any defect therein, shall not affect the legality or validity of the resignation or removal of the Warrant or the appointment of the successor Warrant Agent, as the case may be.

18.           Notices.  Any notice or demand authorized by this Agreement to be given or made by the Warrant Agent or by any Warrant Holder to or on the Company shall be sufficiently given or made if sent by facsimile, or recognized international air courier service, addressed (until another address is filed in writing by the Company with the Warrant Agent), as follows:

To the Company:

Progen Pharmaceuticals Limited

PO Box 2403, Toowong

Queensland 4066 Australia

Attention:  Linton Burns

Facsimile No.: +61-7-3720-9624

with a copy to:

Greenberg Traurig LLP

MetLife Building

200 Park Ave

New York, NY 10166

Attention: Ross Kaufman

Facsimile No.: (212) 805-9380

To the Warrant Agent:

Computershare, Inc.

350 Indiana Street, Suite 800

Golden, CO, 80401

Attn:  Corporate Actions

Facsimile:  303-262-0606

Any distribution, notice or demand required or authorized by this Agreement to be given or made by the Company or the Warrant Agent to or on the Warrant Holders shall be sufficiently given or made if sent by mail, first class, certified or registered, postage prepaid, addressed to the Warrant Holders at their last known addresses as they shall appear on the registration books for the Warrants maintained by the Warrant Agent.

If the Warrant Agent shall receive any notice or demand addressed to the Company by the holder of a Warrant Certificate pursuant to the provisions of the Warrant Certificates, the Warrant Agent shall promptly forward such notice or demand to the Company.

19.           Supplements and Amendments.  The Company and the Warrant Agent may from time to time supplement or amend this Agreement without the approval of any Warrant Holders in order to cure any ambiguity or to correct or supplement any provisions herein, or to make any other provisions in regard to matters or questions arising hereunder which the Company and the Warrant Agent may deem necessary or desirable.

20.           Successors.  All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns hereunder.

21.           Termination.  This Agreement shall terminate at the close of business on the Expiration Date or such earlier date upon which all Warrants have been exercised; provided, however, that if exercise of the Warrants is suspended pursuant to Section 10 and such suspension continues past the Expiration Date, this Agreement shall terminate at the close of business on the business day immediately following the expiration of such suspension.  The provisions of Section 15 shall survive such termination.

22.           Governing Law.  This Agreement and each Warrant issued hereunder shall be deemed to be a contract made under the laws of the State of Colorado and for all purposes shall be construed in accordance with the laws of said State.

23.           Benefits of this Agreement.  Nothing in this Agreement shall be construed to give any person or corporation other than the Company and the Warrant Agent any legal or equitable right, remedy or claim under this Agreement.

24.           Counterparts.  This Agreement may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original and all such counterparts shall together constitute but one and the same instrument.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by one of its officers thereunto duly authorized.

Date:  May 15, 2007

PROGEN PHARMACEUTICALS LIMITED

By: /s/ Linton Burns

Name: Linton Burns

Title: Company Secretary

COMPUTERSHARE, INC. AND

COMPUTERSHARE TRUST COMPANY, N.A.

On Behalf of Both Entities:

By: /s/ Kellie Gwinn

Name: Kellie Gwinn

Title: Vice President